Houston American Energy Corp Announces Notification of Continued NYSE MKT Listing

Deficiencies and Extension of Period to Regain Compliance

HOUSTON, TX. – September 27, 2016, Houston American Energy Corp. (NYSE MKT: HUSA, or the “Company”) today announced receipt, on September 26, 2016, of notification from NYSE Regulation that the Company continues to be in non-compliance with the NYSE MKT’s continued listing standards and that the listing of the Company’s common stock was being continued pursuant to an extension.

The notification cited continued failure to comply with Section 1003(a)(iii) of the NYSE MKT Company Guide (the “Company Guide”) as a result of the Company’s failure to maintain stockholders’ equity of at least $6 million coupled with reported net losses in its five most recent fiscal years. The notification also cited failure to comply with Section 1003(f)(v) of the Company Guide as a result of the continued trading of the Company’s common stock at a low price.

As previously reported in a Current Report on Form 8-K filed on March 22, 2016, the Company was previously notified by NYSE MKT that the Company’s continued listing was predicated on either affecting a reverse stock split or otherwise demonstrating sustained price improvement no later than September 19, 2016. The notification reflects the determination by NYSE Regulation that the Company failed to demonstrate sustained price improvement, through a reverse split or otherwise, by the September 19, 2016 deadline. Pursuant to the most recent notification, NYSE Regulation has granted to the Company an extension to the cure period with respect to its stock price through January 3, 2017. If the Company is not in compliance with the continued listing standards by January 3, 2017, or if it does not make progress consistent with the plan in the interim, the NYSE Regulation staff may initiate delisting proceedings as appropriate.

The NYSE MKT notice has no immediate impact on the listing of the Company’s common stock, which will, while the Company attempts to regain compliance with the NYSE MKT listing standards and subject to periodic review by NYSE Regulation, continue to trade on the NYSE MKT under the symbol “HUSA,” with the added designation of “.BC” to indicate that the Company is not in compliance with the NYSE MKT’s listing standards.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on Texas, Louisiana and Colombia.

For additional information, view the company’s website at www.HoustonAmericanEnergy.com or contact the Houston American Energy Corp. at (713) 222-6966.